Exhibit 10.30
Exchanged. . . . . . . . . . . . . . .. . . . . . . . . . a.m./p.m.
on
Law Society Formula
by
of Jones Day for the Seller
and
of
for the Buyer

DATED	2005
(1)	PILLAR PROPERTY GROUP LIMITED
(2)	GREENHILL & CO. INTERNATIONAL LLP
(3)	GREENHILL & CO. INC
(4)	UNION PROPERTY HOLDINGS (LONDON) LIMITED

AGREEMENT

for the sale of
7th Floor, Lansdowne House, Berkeley Square, London W1

DATED PARTIES	2005

(1)	PILLAR PROPERTY GROUP LIMITED (Company Number 02570618) whose registered office is at 10 Cornwall Terrace, Regent's Park, London NW1 4QP (the ‘‘Seller’’)

(2)	GREENHILL & CO. INTERNATIONAL LLP (Company Number OC300796) whose registered office is at Eversheds House, 70 Great Bridgewater Street, Manchester M1 5ES (the ‘‘Buyer’’)

(3)	GREENHILL & CO. INC (Delaware Company Number 3775042) whose registered office is at 300 Park Avenue, 23 Floor, New York, New York 10022 (‘‘Buyer's Guarantor’’)

(4)	UNION PROPERTY HOLDINGS (LONDON) LIMITED ] (Company Number 00423829) whose registered office is at 10 Cornwall Terrace, Regent's Park, London NW1 4QP (‘‘Seller's Guarantor’’)

OPERATIVE PROVISIONS

1.	INTERPRETATION

1.1	In this agreement unless the context otherwise requires:

‘‘Actual Completion Date’’ means the date on which the sale and purchase hereby contemplated is actually completed.

‘‘Contract Rate’’ means the Law Society’s interest rate from time to time in force.

‘‘Contribution Payment’’ means the sum of five hundred and nineteen thousand three hundred and twenty pounds (£519,320).

‘‘Completion Date’’ means 20 January 2005 or such other date as is provided by clause 7.3 (Reversioner's Consent).

‘‘Headleases’’ means the leases and ancillary documents relating to the Property, brief details of which are set out in Schedule 2.

‘‘Letting Documents’’ means the lease, ancillary documents recording the terms of the tenancy and affecting the Property brief details of which are set out in Schedule 3 or which are entered into after the date hereof in accordance with the terms of this agreement. A reference to a Letting Document includes a reference to any statutory continuation of a tenancy recorded by the Letting Document.

‘‘party’’ means a party to this agreement.

‘‘Property’’ means the property described in Schedule 1.

‘‘Purchase Price’’ means one pound (£1).

‘‘Seller's Solicitors’’ means Messrs Jones Day of 21 Tudor Street London EC4Y 0DJ (ref: AEM/JP004881).

‘‘Standard Conditions’’ means the Standard Commercial Property Conditions (1st Edition).

‘‘Tenant’’ means a tenant or licensee under a Letting Document on whose term or licence the Seller’s interest in the Property is immediately expectant.

‘‘Title Documents’’ means the documents or parts of documents (other than the Letting Documents and the Charges) noted on the registers of the title to the Property and the documents brief details of which are set out in Schedule 4.

‘‘Transfer’’ means the transfer, conveyance or assignment of the Property by the Seller.

‘‘VAT’’ means value added tax and any similar tax which is from time to time introduced in substitution for or in addition to such tax.

‘‘VATA 1994’’ means Value Added Tax Act 1994.

1.2	In this agreement unless the context otherwise requires:

1.2.1	Any reference to the Vendor or the Purchaser shall be treated as a reference to the Seller or the Buyer respectively.

1.2.2	Expressions defined in the Standard Conditions bear the same meaning in this agreement.

1.2.3	References to a clause or Schedule or Annexure are respectively to a clause of or Schedule or Annexure to this agreement.

1.2.4	A reference to any statute or statutory instrument is to that statute or statutory instrument as consolidated, amended or re-enacted from time to time and includes every instrument, order, direction, regulation, bye-law, consent, permission, condition, scheme or subordinate legislation made under it.

1.3	Clause headings and the index are for convenience only and shall not affect the interpretation of this agreement.

1.4	This agreement including its Schedules and Annexures and documents referred to herein and the Standard Conditions (as hereby varied) contains the whole agreement between the parties relating to the sale and purchase hereby contemplated and supersedes any previous agreements between them relating thereto.

1.5	The ejusdem generis rule of construction shall not apply to this agreement and accordingly general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts matters or things.

1.6	This agreement may only be varied in writing.

2.	AGREEMENT FOR SALE

2.1	The Seller shall sell and the Buyer shall purchase the Property for the Purchase Price subject to and on the terms of this agreement.

2.2	Except as expressly provided in this agreement, no chattels are included in the sale.

3.	PAYMENTS

3.1	Deposit

No deposit is payable.

3.2	Value Added Tax

3.2.1	All sums payable under this agreement are exclusive of VAT and wherever this agreement provides for a sum to be paid in respect of a supply made under this agreement the party responsible for making the payment shall pay in addition and at the same time the VAT chargeable thereon but subject to provision of a valid VAT invoice.

3.2.2	Where under the terms of this agreement a party (‘‘the indemnifying party’’) is required to reimburse another party for, or indemnify that other party against, costs or expenses of any supplies made to that other party, the indemnifying party shall also reimburse to that other party, or indemnify that other party against, all input tax incurred by that other party in respect of such supplies save to the extent that that other party is entitled to repayment or credit in respect of such input tax.

3.3	Interest

If any amount payable under this agreement is paid after the due date then the party responsible for payment shall in addition pay interest thereon in respect of the period from (and including) the due date for payment to (but excluding) the date of payment calculated, after as well as before judgment, at the Contract Rate and compounded quarterly on the usual quarter days.

3.4	Time of Payment

A remittance sent by telegraphic or other direct transfer shall be treated as being made on the date and at the time when the particular branch of the bank to which it is sent notifies the Seller’s Solicitors that it has been received.

4.	COMPLETION

4.1	Completion Date

The sale and purchase shall be completed and payment by the Buyer to the Seller of the Purchase Price shall take place on the Completion Date.

4.2	Transfer

4.2.1	The Transfer shall include:

(a)	Covenants by the Buyer and the Buyer's Guarantor by way of indemnity only:

(i)	during the remainder of the term granted by the Headleases and the period of any continuation or holding over of such term, to pay the rents reserved by the Headleases and comply with the conditions and tenant's obligations in the Headleases; and

(ii)	to perform and observe all the landlord’s obligations under the Letting Documents and all obligations and matters (including personal covenants and indemnity covenants) subject to which the Property is sold;

and to indemnify the Seller against all actions, claims, liabilities, losses, costs or expenses arising from any non-payment or breach of such rents, conditions, obligations and matters;

(b)	Declarations that:

(i)	the Property is sold subject as provided in this agreement; and

(ii)	the covenants implied by Sections 3 and 4 of the Law of Property (Miscellaneous Provisions) Act 1994 shall not extend to any breach, or to the consequences of any breach, of the tenant's obligations in the Headleases relating to the repair, decoration, state and condition of the Property.

4.2.2	The Buyer and the Buyer's Guarantor shall on completion execute and deliver to the Seller a duplicate of the Transfer.

4.2.3	The Buyer and the Buyer's Guarantor shall on completion deliver to the Seller a legal opinion from a United States Attorney to be agreed and in a form to be agreed by the Seller and the Buyer in respect of the obligations of the Buyer's Guarantor contained in this Agreement (both parties acting reasonably at all times).

4.3	Late Completion

4.3.1	If completion takes place on any day other than a working day or after 1.00 p.m. on a working day then for the purposes of making apportionments and payment of interest the Actual Completion Date shall be deemed to be the next working day.

4.3.2	If the Actual Completion Date is, or is deemed to be, after the Completion Date then on completion the Buyer will pay interest to the Seller on the Purchase Price (less any deposit paid) in accordance with clause 3.3 (Interest) for the period from (and including) the Completion Date to (but excluding) the Actual Completion Date, but ignoring any period during which the delay was caused by a default of the Seller.

4.3.3	The maximum aggregate liability of the Seller to the Buyer in respect of any delay in completion shall not exceed a sum calculated at the Contract Rate on the Purchase Price in respect of the period of delay.

4.4	Other Completion Documents

On Completion the Seller will deliver to the Buyer the following documents:

4.4.1	A letter addressed to each Tenant signed by the Seller or by the Seller's Solicitors authorising and directing the Tenant to pay all future sums due under the relevant Letting Document to the Buyer or as the Buyer may direct.

4.4.2	The Health and Safety Files relating to the Property, except those which relate to works carried out by tenants, undertenants or licensees.

4.5	Registration

The Buyer will register the Transfer at The Land Registry as soon as reasonably possible after the Actual Completion Date and immediately upon being notified of completion of the registration will supply to the Seller’s Solicitors an official copy (issued after completion of the registration) of the register of the Buyer’s title.

5.	MATTERS AFFECTING THE PROPERTY

5.1	The Property is sold subject to the rents, conditions and tenant's obligations contained or referred to in the Headleases.

5.2	The Property is sold subject to and (so far as the Seller can assign them and subject to the provisions of this agreement) with the benefit of the Letting Documents and interests deriving from the Letting Documents, so far as they are still subsisting on completion.

5.3	The Property is sold subject, so far as they are still subsisting on completion, to all other matters referred to in the registers of the title to the Property, the other Title Documents and any other matter entered into in accordance with this agreement or with the written consent of the Buyer.

5.4	The Property is also sold subject to:

5.4.1	all local land charges (whether registered or not before the date hereof) and all matters capable of registration as local land charges.

5.4.2	all notices charges orders resolutions demands plans proposals requirements restrictions agreements conditions directions or other matters whatsoever served or made before or after the date hereof by any body acting on statutory authority.

5.4.3	all matters (except for the Charges) referred to before the date of this agreement in any public register.

5.4.4	all notices served by the owner or occupier of any adjoining or neighbouring property.

5.4.5	(whether or not the title is registered at H.M. Land Registry) all such matters as are referred to in Schedule 1 and/or Schedule 3 of the Land Registration Act 2002 (as such Schedules take effect by virtue of the provisions of sections 90(5) and 134 and Schedule 12 of that Act and the Land Registration Act 2002 (Transitional Provisions) (No.2) Order 2003).

5.5	The Buyer has investigated, and will purchase the Property subject to, and will be deemed to have full knowledge and notice of, and shall not be entitled to require any information or to raise any requisitions in regard to (i) the present use and the authorised use of the Property, (ii) any development, operations or works which may have been carried out to or on the Property, or (iii) any contravention of the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning Consequential Provisions) Act 1990, the Planning (Hazardous Substances) Act 1990 and the Planning and Compensation Act 1991.

6.	TITLE AND TITLE GUARANTEE

6.1	The Seller’s title to the Property has been deduced to the Buyer before the date of this agreement, including copies of the registers and title plan of the Property maintained at H.M. Land Registry, of the Headleases, of any superior lease, of the Title Documents and of the Letting Documents. The Buyer shall be deemed to purchase with full knowledge of the Seller’s title, of the terms and contents of such documents and of any matter referred to in them and will raise no requisition in relation thereto.

6.2	Subject as provided in this agreement, the Seller shall transfer the Property with full title guarantee.

7.	REVERSIONER’S CONSENT

7.1	In this clause 7:

‘‘Acceptable Condition’’ means a requirement imposed by a Reversioner in connection with, or as a condition of, the Reversioner’s consent and which either:

(a)	is lawfully or reasonably imposed (but excluding any requirement for a rent deposit or a bank guarantee); or

(b)	is not objected to by the party by which it must be fulfilled, any such objection to be made in writing within five working days of that party being notified of the requirement.

‘‘Court Declaration’’ means a Judgment or Order of a competent court that the Reversioner’s consent to the Transfer is being unreasonably withheld or is being offered subject to unreasonable conditions.

‘‘Pre-Completion Time’’ means 9.30 a.m. on 20 January 2006 (disregarding clause 7.3).

‘‘Qualifying Consent’’ means written consent of the Reversioner which is or has become unconditional except for Acceptable Conditions.

‘‘Rescission Date’’ means 28 April 2006.

‘‘Reversioner’’ means the landlord(s) under the Headleases and includes any superior landlord or other person whose consent is required to the Transfer.

7.2	If the consent of the Reversioner is required to the Transfer, then completion of this agreement is conditional upon Qualifying Consent to the Transfer or a Court Declaration being first obtained.

7.3	If Qualifying Consent to the Transfer or a Court Declaration has not been obtained by the Pre-Completion Time, then the Completion Date will be five working days after the date when the Buyer (or, if later, the Seller) is notified of the grant of Qualifying Consent to the Transfer or, if earlier, of the making of a Court Declaration.

7.4	The Buyer will promptly:

7.4.1	take reasonable steps to assist the Seller in obtaining Qualifying Consent to the Transfer;

7.4.2	provide the Seller with all references, information and accounts which the Reversioner reasonably requires;

7.4.3	provide such guarantees from the Buyer's Guarantor as the Reversioner requires along with a foreign legal opinion (if requested by the Reversioner) and comply with any other Acceptable Conditions (not being conditions to be complied with by the Seller); and

7.4.4	enter into such covenants as the Reversioner reasonably requires, including a covenant with the Reversioner to observe and perform the tenant's covenants and conditions of the Headleases.

7.5	The Seller will use its reasonable endeavours to obtain with all reasonable speed Qualifying Consent to the Transfer, including paying the Reversioner’s reasonable costs of the licence and related documents and entering into an authorised guarantee agreement where required to do so by the Reversioner in respect of a Headlease entered into after 31 December 1995, but the Seller shall not be required to issue proceedings for a Court Declaration.

7.6	If Qualifying Consent to the Transfer has not been obtained before the Rescission Date, then either the Buyer or the Seller may, at any time on or after the Rescission Date (but before Qualifying Consent to the Transfer or a Court Declaration is obtained), rescind this agreement by giving written notice to the other, except that no notice of rescission may be given by a party which is in default of its obligations under this clause 7 for so long as that default is a cause of Qualifying Consent being withheld.

8.	STANDARD CONDITIONS

8.1	This agreement incorporates the Standard Conditions as varied by this agreement. Where there is a conflict between the Standard Conditions and this agreement this agreement prevails.

8.2	Standards Conditions 3.3.3, 3.3.4, 3.3.5, 3.3.6, 4.1.1, 4.2.1, 4.3.2, 4.5.2, 4.5.5, 5.1.1(b), 5.2.2(d), 6.3.7, 6.3.8, 6.3.9, 7.3 and 8.3 do not apply.

8.3	Standard Condition 1.1.1(b) is amended to read, ‘‘‘‘clearing bank’’ means a corporate member of CHAPS Clearing Company Limited’’.

8.4	In Standard Condition 1.1.1(b) the word ‘‘Company’’ shall be inserted before the word ‘‘Limited’’ and at the end of Standard Condition 1.1.1(e) the words ‘‘or at the seller's solicitor's bank’’ shall be inserted.

8.5	Standard Condition 1.1.2 is amended to read, ‘‘When used in these conditions, the term ‘‘absolute title’’ has the special meaning given to it by the Land Registration Act 2003, and the term ‘‘office copies’’ means ‘‘official copies’’ under that Act.

8.6	In Standard Condition 1.3.2 the words ‘‘quoting any reference set out in this agreement’’ shall be inserted after the words ‘‘to a party's solicitor’’.

8.7	In Standard Condition 3.1.2(d) the words ‘‘monetary charges or incumbrances’’ shall be deleted and shall be substituted by a reference to the Charges.

8.8	Standard Condition 5.2.2(f) shall be deleted and there shall be substituted the following: ‘‘The buyer is to comply with all statutory obligations relating to the property and with all covenants and restrictions affecting the property other than any covenant to pay rent’’.

8.9	In Standard Condition 6.1.2 ‘‘1.00 p.m.’’ shall be substituted for ‘‘2.00 p.m.’’ and the reference to Condition 7.3 shall be substituted by a reference to clause 4.3 of this agreement (Late Completion).

8.10	In Standard Condition 6.3.1 the word ‘‘outgoings’’ includes estate service charges and sums payable under contracts for services and maintenance.

8.11	Standard Condition 6.3.2 shall be deleted and apportionment under Standard Condition 6.3 is to be made with effect from the Actual Completion Date.

8.12	In Standard Condition 6.7 the words ‘‘from a solicitor's client account or from a bank account held by and in the name of (i) a United Kingdom or European Union financial or credit institution or (ii) a company listed on an internationally recognised stock exchange’’ shall be inserted after the words ‘‘direct credit’’.

8.13	At the end of Standard Condition 6.8.2(b) the words ‘‘or if reasonable evidence is produced to the Buyer that the property will on completion be released from all such mortgages’’ shall be inserted.

8.14	In Standard Condition 7.1.1 the words ‘‘any written reply made by the seller's solicitors in answer to written preliminary enquiries submitted by the buyer's solicitors’’ will be substituted for the words ‘‘the negotiations leading to it’’.

8.15	In Standard Condition 7.2(a) the words ‘‘unless the rescission is a result of the buyer's breach’’ shall be substituted by the words ‘‘unless the buyer is in breach of the contract’’.

8.16	In Standard Condition 7.5.2(a)(i) the words ‘‘or other monies paid under or in connection with the contract’’ shall be inserted after the words ‘‘forfeit and keep any deposit’’.

9.	APPORTIONMENT OF RENT

9.1	Apportionment of Rent Under the Headleases

9.1.1	The rent due under the Headleases will be apportioned as at the Actual Completion Date so that the Buyer pays to the Seller the amount calculated as follows:

A x B
365

Where:

A	is the amount of annual rent reserved under the Headleases at the rate applicable on the Actual Completion Date; and

B	is the number of days from, but excluding, the Actual Completion Date for which the Seller has paid the rent in advance.

9.1.2	If any VAT charged on the rent due under the Headleases is irrecoverable by the Seller by way of repayment or credit, such irrecoverable VAT will be apportioned in the same way as the rent.

9.1.3	The Seller and the Seller's Guarantor agree with the Buyer that:-

9.1.3.1	on the Actual Completion Date the Buyer will not be required to make any payment to the Seller pursuant to clause 9.1.1 hereto

9.1.3.2	on the next rent quarter date after completion pursuant to the Headleases (if that quarter rent is demanded pursuant to the Headleases and evidence is provided to the Seller) the Seller will pay to the Buyer the lesser of a (a) £272,215.25 and (b) £453,593.75 less the amount of the apportionment calculated under Clause 9.1.1 above and

9.1.3.3	on the second rent quarter date after completion (if that quarter rent is demanded pursuant to the Headleases and evidence is provided to the Seller) the Seller will pay to the Buyer the sum of £181,337.50 less the amount of the apportionment calculated under clause 9.1.1 above but so that if the product of such deduction is a negative figure then no sum shall be payable.

9.2	Apportionment of Rent under the Letting Documents

9.2.1	In this clause 9.2 ‘‘Rent’’ means rent or licence fee arising under a Letting Document but excluding service charges, VAT and payments for insurance.

9.2.2	Rent shall be apportioned as at the Actual Completion Date so that in respect of the Rent payable by each Tenant the Buyer shall be entitled to the amount calculated as follows:

A x B
365

Where:

A	is the annual Rent at the rate applicable on the Actual Completion Date under the relevant Letting Document and

B	is the number of days from, but excluding, the Actual Completion Date to, but excluding, the date when the next instalment of the Rent is due and the Seller shall be entitled to the balance of the Rent received and receivable prior to, and including, the Actual Completion Date.

9.2.3	On completion there shall be allowed to the Buyer the amount calculated in accordance with clause 9.2.2 of the Rents actually received and cleared prior to the Actual Completion Date.

10.	ARREARS

10.1	In this clause:

‘‘Arrears’’ means all amounts (whether in respect of rent, licence fee, service charge (other than Advance Payments (as defined in clause 13 (Service Charge)), insurance rent, interest, VAT or other sums of whatsoever nature) receivable by the Seller under the Letting Documents and which at the Actual Completion Date have fallen due but have not been received and cleared.

‘‘Seller’s Arrears’’ means the portion of the Arrears to which the Seller is entitled pursuant to this agreement.

10.2	Neither the Buyer nor the Seller will pay or allow to the other on completion any Arrears.

10.3	Monies received under, or in satisfaction of any amount due under, any Letting Document, whether or not in respect of Arrears, will, as between the Seller and the Buyer, be applied first in satisfaction of the Arrears under that Letting Document in the order in which they became due.

10.4	If one party receives any sum to which (or to part of which) another party is entitled under clause 10.3 or otherwise under this agreement, then the party which receives the sum shall, within 5 working days of the sum having cleared, pay to the other party the amount to which the other party is entitled.

10.5	The Seller will, on completion, assign to the Buyer the Seller’s rights of action to recover Arrears which arose under new tenancies for the purposes of the Landlord and Tenant (Covenants) Act 1995 and the Buyer will following completion use reasonable endeavours to recover the Seller’s Arrears.

10.6	If reasonably requested by the Seller, the Buyer shall at the Seller’s cost institute and pursue legal proceedings for the recovery of the Seller’s Arrears, but the Buyer shall not be required to forfeit any lease or present any petition for bankruptcy or winding up and the Buyer may, on reasonable grounds, decline to serve a notice under Section 17 of the Landlord and Tenant (Covenants) Act 1995 ("Section 17’’) and notwithstanding clause 10.3 the amounts so recovered will be applied first in reimbursement of the costs of such proceedings.

10.7	The Buyer shall keep the Seller fully informed of the progress made in the recovery of the Seller’s Arrears, consult with the Seller as to proposed actions and pay proper regard to any representations made by the Seller.

10.8	If at any time after completion the Seller by written notice to the Buyer so requires, the Buyer shall assign to the Seller (in a form reasonably required by the Seller) the right to demand and sue for the whole or any part of the Seller’s Arrears, but such assignment shall not entitle the Seller to forfeit any lease, present any petition for bankruptcy or winding up, nor (except with the Buyer’s prior written consent, which shall not be unreasonably withheld) serve any notice under Section 17. On completion of such assignment the obligations of the Buyer under clause 10.6 shall cease in respect of the Seller’s Arrears or the part of them to which the assignment relates, but the Buyer shall not do anything which adversely affects the Seller’s rights to, or prospects of recovery of, the Seller’s Arrears and the Buyer shall at the Seller’s request and cost join in proceedings to recover the Seller's Arrears.

10.9	For the purpose of this clause 10, any increase in rent pursuant to a rent review which has been agreed or determined before the Actual Completion Date shall be deemed to have fallen due on the respective rent payment dates on which it would have fallen due if the reviewed rent had been determined before the relevant review date.

11.	INSURANCE

11.1	The risk of any damage to or destruction of or affecting the Property passes to the Buyer on exchange of this agreement and the Buyer shall not be entitled to delay completion or refuse to complete by reason of it.

11.2	The Seller will use reasonable endeavours to ensure that the existing insurance relating to the Property is maintained pursuant to the Headleases until the Actual Completion Date, including renewing such insurance if it expires prior to the Actual Completion Date, but the Seller will not be liable to the Buyer if the insurance is or becomes void due to any reason other than the act or default of the Seller.

11.3	The Buyer has been supplied with a copy of or details of the existing insurance policy relating to the Property and the Seller gives no warranty as to the adequacy of the sums insured, risks covered or other terms of its insurance.

11.4	Standard Condition 6.3 shall not apply to insurance premiums or insurance rent.

12.	MANAGEMENT UNTIL COMPLETION

12.1	The Seller shall not in respect of the Property or any part of it without the prior approval of the Buyer (such approval not to be unreasonably withheld and to be deemed given as mentioned in clause 12.2):

12.1.1	grant or terminate any tenancy;

12.1.2	give any licence, consent or approval under or in relation to any Letting Document or vary any Letting Document;

12.1.3	agree to do any of the foregoing;

12.1.4	serve any notice under any Letting Document;

12.1.5	settle any rent review;

12.1.6	take any step in any proceedings under Part II of the Landlord and Tenant Act 1954;

12.1.7	employ any person in such manner that the person’s contract of employment will automatically be transferred to the Buyer on completion under the Transfer of Undertakings (Protection of Employment) Regulations 1981;

12.1.8	except as provided in this agreement, create any legally binding obligations in relation to the Property which will be binding on the Buyer;

(each a ‘‘Management Matter’’).

12.2	The Buyer shall be deemed to have given its approval to a Management Matter unless it notifies the Seller of its objection and its reasons for objecting within 5 working days of receipt by the Buyer or its solicitors of a written request for approval, but the Buyer shall not object, and the Seller need not comply with an objection, if compliance with such objection would expose the Seller to any statutory, contractual or other liability.

12.3	The Seller shall promptly send to the Buyer a copy of any notice, application, registration or other written communication which the Seller gives or receives under any Letting Document.

12.4	The Buyer shall indemnify the Seller against all claims, proceedings, costs, expenses and losses which the Seller incurs as a result of any failure by the Buyer to join in, complete or perform any Management Matter approved or deemed approved pursuant to this clause 12 or from compliance by the Seller with any objection or request made by the Buyer in respect of any Management Matter or from any delay by the Buyer in relation to any Management Matter.

12.5	To the extent not completed before completion, the Buyer shall complete all leases, licences and other documents required by the Letting Documents or approved (or deemed approved) pursuant to this clause 12.

13.	LETTING DOCUMENTS SERVICE CHARGE

13.1	In this clause 13:

‘‘Current Period’’ means any period for which final service charge accounts have not been prepared in accordance with the Letting Documents prior to the Actual Completion Date.

‘‘Advance Payments’’ means all sums (excluding VAT on supplies made by the Seller) paid to the Seller up to and including the Actual Completion Date by Tenants by way of service charge payments under the Letting Documents for the Current Period.

‘‘Expenditure’’ means all expenditure (excluding VAT for which the Seller is entitled to repayment or credit) incurred by the Seller up to and including the Actual Completion Date which is chargeable as service charge under the Letting Documents during the Current Period.

13.2	The Seller shall prior to completion prepare or procure that its managing agents prepare an account (the "Estimated Account’’) showing their best estimate of the Expenditure and of the Advance Payments. If such account shows that the estimated Advance Payments exceed the estimated Expenditure then the Seller shall pay or allow to the Buyer on completion an amount equal to such excess. If such account shows that the estimated Expenditure exceeds the estimated Advance Payments then the amount of such excess shall be paid by the Buyer to the Seller on completion.

13.3	Within three months after completion the Seller shall procure that an account of the Expenditure and of the Advance Payments is prepared and provided to the Buyer and to the Seller. If the Expenditure or the Advance Payments as shown in such account differ from those shown in the Estimated Account, then the Buyer will pay to the Seller or the Seller will pay to the Buyer (as the case may require) within ten working days of production of the account an amount such that, taking account of any payment made under clause 13.2, if the Advance Payments exceed the Expenditure the Seller has paid or allowed to the Buyer an amount equal to such excess and if the Expenditure exceeds the Advance Payments the Buyer has paid to the Seller the amount of such excess.

13.4	The Buyer shall at its own cost provide to Tenants any necessary information concerning service charge but the Seller shall for a period of one year following completion give the Buyer reasonable access to the vouchers and invoices in respect of the Expenditure for inspection and copying at the Buyer’s cost.

13.5	Standard Condition 6.3 shall not apply to Expenditure and Advance Payments.

14.	HEADLEASES SERVICE CHARGE

14.1	In this clause 13:

‘‘Current Period’’ means any period for which final service charge accounts have not been prepared in accordance with the Headleases prior to the Actual Completion Date.

‘‘Advance Payments’’ means all sums (excluding VAT on supplies made by the Seller) paid by the Seller up to and including the Actual Completion Date by way of service charge payments under the Headleases for the Current Period.

‘‘Expenditure’’ means all expenditure (excluding VAT for which the Seller is entitled to repayment or credit) incurred by the Landlord or the Superior Landlord pursuant to the Headleases up to and including the Actual Completion Date which is chargeable as service charge under the Headleases during the Current Period.

14.2	The Seller shall prior to completion prepare or procure that its managing agents prepare an account (the "Estimated Account’’) showing their best estimate of the Expenditure and of the Advance Payments. If such account shows that the estimated Advance Payments exceed the estimated Expenditure then the Seller shall pay or allow to the Buyer on completion an amount equal to such excess. If such account shows that the estimated Expenditure exceeds the estimated Advance Payments then the amount of such excess shall be paid by the Buyer to the Seller on completion.

14.3	Within three months after completion the Seller insofar as it is able, shall procure that an account of the Expenditure and of the Advance Payments is prepared and provided to the Buyer and to the Seller. If the Expenditure or the Advance Payments as shown in such account differ from those shown in the Estimated Account, then the Buyer will pay to the Seller or the Seller will pay to the Buyer (as the case may require) within ten working days of production of the account an amount such that, taking account of any payment made under clause 13.2, if the Advance Payments exceed the Expenditure the Seller has paid or allowed to the Buyer an amount equal to such excess and if the Expenditure exceeds the Advance Payments the Buyer has paid to the Seller the amount of such excess.

14.4	Standard Condition 6.3 shall not apply to Expenditure and Advance Payments.

15.	WARRANTIES

The Seller will use reasonable endeavours to assign to the Buyer its interest in a building contract dated 7 February 2005 made between (1) Roland Berger Strategy Consultants Limited and (2) Bluu Solutions Limited subject to receipt of a Certificate of Making Good Defects pursuant to such contract and subject to any necessary consents and insofar as it is able.

16.	CAPITAL ALLOWANCES

16.1	In this clause 15:

‘‘CAA’’ means Capital Allowances Act 2001.

‘‘Fixtures’’ means all machinery and plant which immediately before completion (i) is a fixture of the Property for the purposes of the CAA and (ii) is not, for the purposes of the CAA, treated as belonging to any person other than the Seller and (iii) has been the subject of a claim for machinery and plant allowances by the Seller.

‘‘Disposal Value’’ means £1.

16.2	On or as soon as practical after completion the Seller and the Buyer shall jointly sign in duplicate an election under Section 198 CAA that the amount fixed as the part of the Purchase Price to be treated as expenditure by the Buyer on the Fixtures is the Disposal Value (together with Value Added Tax if applicable) and each of the Seller and the Buyer will procure that such election is submitted to the Inland Revenue within the time limits prescribed by law.

17.	CONTRIBUTION PAYMENT

17.1	The Seller will pay to the Buyer the Contribution Payment on Completion.

17.2	The Contribution Payment shall be applied by the Buyer to the costs of reinstating the Property to such state as would be required by the tenant pursuant to the Headleases at the end of the term of the Headleases and which the Seller would have been responsible for at the end of the term of the Headleases had it remained in occupation of the whole of the Property and remained as tenant.

18.	PERSONAL AGREEMENT

The Buyer shall not assign, charge or in any other way dispose of the whole or any part of this agreement or the benefit it and no obligation of the Seller under this Agreement shall be enforceable by any person except for the Buyer.

19.	ROLAND BERGER LEASE

19.1	In this clause:-

‘‘Roland Berger Space’’ means that part of the Property comprised in the Lease.

‘‘Lease’’ means a sublease dated 4 April 2003 made between (1) the Seller and (2) the Tenant.

‘‘Property Costs’’ means all costs arising from the Roland Berger Space including (without limitation) all sums payable under the Headleases, rates, costs of repair and maintenance, and all costs of reletting including reasonable and proper marketing costs, reasonable and proper professional fees and incentives to new tenants (including rent free periods) but net of any income received in respect of the Roland Berger Space for the relevant period.

‘‘the Tenant’’ means Roland Berger Strategy Consultants Limited (Company Number 02454242) and its successors in title to the Lease.

19.2	In the event that either

19.2.1	the Tenant exercises its rights to terminate the Lease on 1 March 2009; or

19.2.2	the Lease is disclaimed prior to 1 March 2009; or

19.2.3	the Lease is forfeited prior to 1 March 2009

then from 1 March 2009 the Seller and the Buyer shall share equally all Property Costs accruing after 1 March 2009 until the later of (1) the Premises are relet and producing income at the market rate and (2) the end of the Term of the Lease.

19.3	On each of 14 January, 14 April, 14 July and 14 October or as soon thereafter as reasonably practicable the Buyer will produce to the Landlord an account of the Property Costs that it has paid or incurred since the previous such account was submitted (or if earlier March 2009) and will let the Seller have copies of such invoices and bills as it requests in respect of the items appearing on such account.

19.4	The Seller will within 14 days of the receipt of such account and the appropriate VAT invoice pay to the Buyer one half of the total of such account together with VAT thereon.

19.5	In the event that the Buyer exercises its right to terminate the Lease the Seller shall not be liable for any Property Costs.

19.6	In the event that the Buyer reoccupies all or any part of the Roland Berger Space then the Seller shall not be liable for any Property Costs arising after the date of such reoccupation.

19.7	The Buyer shall use reasonable endeavours to relet the Roland Berger Space as soon as it reasonably can on terms reasonably acceptable to the Buyer to a tenant that the Buyer shall reasonably consider to be of acceptable financial status and shall do all things that it reasonably considers necessary to achieve that.

19.8	The Buyer will at all times consult with the Seller in connection with its marketing strategy and will keep the Seller fully informed as to the progress of the reletting.

19.9	In the event that the Buyer is not able to relet the Roland Berger Space within 6 months of it being vacated by the Tenant and, in the reasonable opinion of the Seller, the Buyer is not using reasonable endeavours to relet the Roland Berger Space in accordance with clause 19.7, the Seller shall be permitted on written notice to the Buyer to be responsible for finding a Tenant that is acceptable to the Buyer and is approved as such (such approval not to be unreasonably withheld).

20.	AGREEMENT BY SELLER'S GUARANTOR

This Agreement having been entered into by the Buyer with the Seller at the request of the Seller's Guarantor, the Seller’s Guarantor as primary obligor hereby agrees with and guarantees to the Buyer that the Seller will perform and observe all the covenants and stipulations on the Seller's part contained in clauses 9.1.3 and 19 of this Agreement and in default thereof the Seller's Guarantor shall perform and observe such obligations and will indemnify the Buyer from and against all demands proceedings damages losses costs claims and expenses whatsoever arising from any such default.

21.	REPRESENTATIONS

The Buyer acknowledges that it has not entered into this agreement in reliance (wholly or partly) on any statement or representation made by or on behalf of the Seller, other than written statements made by the Seller’s Solicitors in reply to written enquiries made by or on behalf of the Buyer.

22.	NOTICES

22.1	Any notice under this agreement shall be addressed to:

Notices to the Seller

Address:	Jones Day 21 Tudor Street London EC4Y 0DJ

For the attention of:        Alex Millar
Fax number:                       02070395999

Notices to the Buyer

Address:	Forsters 31 Hill Street London W1J 5LS

For the attention of:        Guy Jordan
Fax number:                       02078638444

or to such other address or facsimile number as the relevant party may by notice to the other parties require.

22.2	In proving service it is sufficient to prove that an envelope addressed as stated in clause 22.1 and containing such notice was delivered to that address, or duly stamped and posted, or that the notice was transmitted by facsimile to the fax number stated in clause 22.1.

22.3	E-mail is not a valid method of service of notices under this agreement.

23.	SEVERANCE

If any term of this agreement or part thereof or its application to any person or circumstance is held void or unenforceable then such term or part thereof or its application to such person or circumstance shall be severed from this agreement and validity of the remainder of this agreement and the application of such provision to other persons or circumstances shall not be affected by such severance.

24.	NON-MERGER

Notwithstanding completion of Transfer and of the separate documents contemplated by this agreement, anything in this agreement which has not thereby been given effect or which remains to be performed or observed will remain in full force and effect.

SIGNED by the parties or their duly authorised representatives on the date first before written.

Signed for and on behalf of the Buyer

Signed for and on behalf of the Buyer's Guarantor